EXHIBIT 99.1

Airborne Wireless Network and ViaLight Communications
Sign Design and Manufacturing Services Agreement

ViaLight to assist in the development of Airborne Wireless Network's hybrid radio frequency laser based communication system

Agreement to accelerate development of Airborne
Wireless Network’s Infinitus Super HighwayTM

SIMI VALLEY, Calif., August 15, 2017 / -- Airborne Wireless Network (OTC QB: ABWN) is pleased to announce that on August 11, 2017 it entered into a design and manufacturing services agreement with ViaLight Communications, GmbH, a developer of laser based high-speed communication products.

ViaLight has been engaged by ABWN to develop, design, test and manufacture a custom hybrid synchronized laser based communication system to link neighboring aircraft and/or ground stations on Airborne Wireless Network’s Infinitus Super Highway, which will provide a low-cost, broadband wireless communication infrastructure by using and modifying existing, small, lightweight, low-power relay station equipment that will be installed onboard aircraft. Each equipped aircraft would have a broadband wireless communication link to one or more neighboring aircraft and/or ground stations. These aircraft and ground stations would form a chain of seamless repeaters or routers providing broadband wireless communication gateways along the entire flight path, essentially creating a digital superhighway in the sky.

Michael Warren, CEO of ABWN said, “We are extremely pleased to announce our collaboration with ViaLight, a world-renowned pioneer and developer of laser communication products. With this agreement, we can capitalize on ViaLight’s experience and expertise. ABWN’S new hybrid approach and the expertise provided by ViaLight should help mitigate challenges and have a significant impact on ABWN’s ability to launch its proposed global airborne wireless meshed network. ABWN and ViaLight envision a future where high data rate connectivity in the skies and beyond is as natural as on the ground and we believe this collaboration will enable this vision to move forward.”

"We are excited to be working with the team at Airborne Wireless Network to deliver the next innovation in in-flight connectivity", said Markus Knapek, CEO and Managing Director of ViaLight. "ViaLight is a front-runner in wireless laser communications for the aerospace market and this is exactly the type of application for which our products are designed,” concluded Mr. Knapek.

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About ViaLight

ViaLight offers laser communication solutions allowing high data rate and long distance wireless data transmission between moving objects for terrestrial, airborne and space applications. Laser communication can be thought of as the optical fiber for the skies and ViaLight’s products provide backbone connectivity to link aircraft, unmanned aerial vehicles (UAVs), high altitude platforms (HAPs), satellites and their respective ground stations. ViaLight’s products are designed to meet the demanding conditions of aerial and space applications and offer world class performance in terms of data rate, power consumption, size and weight.

ViaLight was founded in 2009 as a spin-off of the German Aerospace Center (DLR) and is proud of its extensive experience of more than 15 years with laser communications and its carefully resourced international team of talented professionals. ViaLight envisions a future where high data rate connectivity in the skies and beyond is as natural as on the ground.

For more information see: http://www.ViaLight.de

About Airborne Wireless Network

The Company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. It is projected that each aircraft participating in the network will act as an airborne repeater or router, sending and receiving broadband signals from one aircraft to the next and creating a digital information superhighway in the sky. The Company intends the network to be a high-speed broadband internet pipeline to improve coverage and connectivity. The Company does not intend to provide retail customer coverage to end users, but, instead, act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world's connectivity is achieved by use of undersea cables, ground based fiber and satellites. The Company believes that the Company's airborne digital highway may be a solution to fill the world's connectivity void. Once the network is developed and fully implemented, its uses may be limitless. The Company's network, once developed, should provide low cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

For further information see: www.airbornewirelessnetwork.com

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Notice Regarding Forward-Looking Statements:

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Contact: info@airbornewirelessnetwork.com 805-583-4302

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